Exhibit 99.1

Boulevard Acquistions Corp. II 3  BLVD Sponsor I C2 (15-20021-4)

Boulevard Acquisition Corp. II Announces Pricing of $350 Million Initial Public Offering

NEW YORK, September 21, 2015 — Boulevard Acquisition Corp. II (NASDAQ: BLVDU) (“the Company”) announced today that it priced its initial public offering of 35,000,000 units at $10.00 per unit.

Each unit consists of one share of the Company’s Class A common stock and one-half of one warrant.  Each whole warrant will entitle the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment, and only whole warrants will be exercisable.  The units will begin trading Tuesday, September 22, 2015 on The NASDAQ Capital Market under the symbol “BLVDU.”  The Company granted the underwriters a 45 day option to acquire 5,250,000 units to cover over-allotments, if any.

Boulevard Acquisition Corp. II is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  The Company has not identified any business combination target and it has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.

Citigroup is acting as sole book-running manager for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on Monday, September 21, 2015.  This offering is being made only by means of a prospectus, copies of which may be obtained from:  Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; (Tel: 800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

Contact on behalf of Boulevard Acquisition Corp. II and/or Avenue Capital Group:

Todd Fogarty
Kekst and Company
212-521-4854
todd-fogarty@kekst.com

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